[Wilmer Cutler Pickering Hale and Dorr LLP Letterhead]
                     October 11, 2005
BY ELECTRONIC SUBMISSION
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Bookham, Inc.
Rule 462(b) Registration Statement on Form S-3
Ladies and Gentlemen:
     Submitted herewith for filing on behalf of Bookham, Inc. is a Registration Statement on Form S-3 filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), together with Bookham, Inc.’s certification pursuant to Rule 111 of the Securities Act. The file number of the earlier effective registration statement is 333-127546.
     Please advise Douglas Barry of Wilmer Cutler Pickering Hale and Dorr LLP at (617) 526-6501 immediately if you have any questions regarding this filing.

Very truly yours, /s/ Douglas J. Barry Douglas J. Barry

                     October 11, 2005
BY ELECTRONIC SUBMISSION
Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Re:	Bookham, Inc.
Rule 462(b) Registration Statement on Form S-3
Ladies and Gentlemen:
     Pursuant to Rule 111 of the Securities Act of 1933, as amended (the “Securities Act”), I, Stephen Abely, Chief Financial Officer of Bookham, Inc. (the “Company”) hereby certify, on behalf of the Company, that:
1.	The Company has instructed its bank to transmit to the Securities and Exchange Commission (the “Commission”) funds in the amount of $1,147 in full payment of the filing fee for the above-referenced Registration Statement. Such amount shall be transferred, no later than the close of business on October 12, 2005, to the Commission’s account at Mellon Bank pursuant to the wire transfer instructions set forth in Rule 3(a) of the Securities Act.

2.	The Company shall not revoke such wire transfer instructions.

3.	The Company has sufficient funds in its bank account to cover the amount of the filing fee set forth in paragraph 1 above.

4.	The Company undertakes to confirm receipt by its bank of such instructions during regular business hours on October 12, 2005.

BOOKHAM, INC.
By:	/s/ Stephen Abely
Stephen Abely
Chief Financial Officer